Exhibit (a)(6)

CERTIFICATE OF AMENDMENT

CLEARWATER INVESTMENT TRUST

2000 WELLS FARGO PLACE

30 EAST 7TH STREET

ST. PAUL, MN 55101-4930

The undersigned, being a majority of the Board of Trustees (“Trustees”) of Clearwater Investment Trust (the “Trust”), a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 8.4 of the Amended and Restated Declaration of Trust, dated March 1, 1998 (the “Declaration of Trust”), and by the affirmative vote of a Majority of the Trustees at a meeting dated February 22, 2012, the Declaration of Trust is amended as set forth in this Certificate of Amendment.

Effective April 30, 2012, the name of the “Clearwater Growth Fund” is to be changed to the “Clearwater Core Equity Fund” and the name of the “Clearwater Small Cap Fund” is to be changed to the “Clearwater Small Companies Fund.” Accordingly, all references in the Declaration of Trust to “Clearwater Growth Fund” will be deleted and replaced with “Clearwater Core Equity Fund” and all references to “Clearwater Small Cap Fund” will be deleted and replaced with “Clearwater Small Companies Fund.”

The Trustees direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file a copy of this Certificate of Amendment with the Secretary of State of the Commonwealth of Massachusetts to the extent required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned have executed two originals of this instrument and have caused a one copy to be filed with the records of the Trust as of the 27th day of April, 2012.

/s/ James E. Johnson	/s/ Frederick T. Weyerhaeuser
James E. Johnson	Frederick T. Weyerhaeuser

/s/ Charles W. Rasmussen	/s/ George H. Weyerhaeuser, Jr.
Charles W. Rasmussen	George H. Weyerhaeuser, Jr.

/s/ Laura E. Rasmussen	/s/ Justin H. Weyerhaeuser
Laura E. Rasmussen	Justin H. Weyerhaeuser

/s/ Edward R. Titcomb III
Edward R. Titcomb III